As filed with the Securities and Exchange Commission on July 10, 2006
                                                                811- __________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Claymore/Zacks Quantitative Growth & Income Fund

Address of Principal Business Office:

         2455 Corporate West Drive
         Lisle, Illinois 60532

Telephone Number:

         (630) 505-3700

Name and address of agent for service of process:

         Nicholas Dalmaso
         Claymore Advisors, LLC
         2455 Corporate West Drive
         Lisle, Illinois 60532

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ]      NO [   ]


                                   SIGNATURE
                                   ---------

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle in the State of Illinois on the 10th day of July 2006.

                                          CLAYMORE/ZACKS QUANTITATIVE
                                          GROWTH & INCOME FUND

                                          By: /s/ Nicholas Dalmaso
                                              -------------------------------
                                              Nicholas Dalmaso
                                              Sole Trustee

Attest:     /s/ Nicholas Dalmaso
            ---------------------
            Nicholas Dalmaso
            Sole Trustee